EXHIBIT 99.2


Contact:          Diana Burton
                  732-767-2255


                              For Immediate Release


                         U.S. INDUSTRIES COMPLETES SALE
                         OF DOMESTIC LIGHTING COMPANIES

ISELIN, NJ, April 26, 2002 - U.S. Industries, Inc. (NYSE-USI) announced today that it has completed the previously announced sale of its domestic lighting companies, including LCA Group Inc., to Hubbell Incorporated, of Orange, Connecticut.

U.S. Industries also announced that James O'Leary, currently Chairman and Chief Executive Officer of LCA Group, would leave to pursue other interests following a transitional period.

David H. Clarke, Chairman and Chief Executive Officer of U.S. Industries, said, "We are pleased to have completed this important transaction while in the process finding an owner whose businesses complement those of LCA. Jim has made important contributions to USI and has helped us fulfill a number of important strategic objectives culminating with the successful divestiture of LCA and I want to wish him tremendous success in his future pursuits."

Following the completion of its Disposal Plan, which has been previously announced, U.S. Industries will own several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company's principal brands will include Jacuzzi, Zurn, Sundance Spas, Eljer, and Rainbow Vacuum Cleaners.


Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as availability of acquisition financing for purchasers of businesses under the Company's disposal plan, consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.